UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2021

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 460-4600

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Consolidated Edison, Inc., Common Shares ($.10 par value)	ED	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 31, 2021, a Consolidated Edison, Inc. (“Con Edison”) subsidiary (“Con Edison Seller”) entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) pursuant to which Con Edison Seller and a subsidiary of Crestwood Equity Partners LP (“Crestwood”) agreed to sell their combined interests in Stagecoach Gas Services LLC (“Stagecoach”) to a subsidiary of Kinder Morgan Inc. for a total of $1,225 million, subject to certain adjustments, of which $612.5 million will be Con Edison Seller’s portion for its 50 percent interest, subject to closing adjustments, including working capital (the “Transaction”). As a result of entering into the Purchase and Sale Agreement, Con Edison expects to recognize an estimated pre-tax loss on its interest in Stagecoach of approximately $35 million to $40 million, subject to closing adjustments, in the second quarter of 2021 related to Con Edison recording its proportionate share of Stagecoach’s loss related to the sale of these assets.

The Purchase and Sale Agreement includes certain customary representations, warranties and covenants. The Transaction is subject to customary closing conditions, including, among other things, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, as to a portion of the Transaction, the approval of the New York State Public Service Commission. Another Con Edison subsidiary has provided a customary guarantee of certain obligations of Con Edison Seller under the Purchase and Sale Agreement.

The Purchase and Sale Agreement contemplates a two-stage closing of the Transaction. The initial closing contemplated, at which the Transaction is to be substantially completed for $1,195 million, is expected to occur during the third quarter of 2021, subject to customary closing conditions. The second closing for the remaining $30 million is to occur following approval by the New York State Public Service Commission, which is expected during the first quarter of 2022, subject to customary closing conditions.

The Purchase and Sale Agreement may be terminated under certain customary circumstances, including, mutual agreement of the parties and certain uncured breaches, as well as if the initial closing does not occur on or before December 1, 2021, subject to possible extension.

Consolidated Edison Company of New York, Inc., a subsidiary of Con Edison, has storage, transportation and wheeling service contracts and is the replacement shipper on a firm transportation agreement with subsidiaries of Stagecoach.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement which is filed as Exhibit 2 to this report.

The information in this report includes forward-looking statements. Forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors including, but not limited to, those identified in reports Con Edison has filed with the Securities and Exchange Commission.

Item 7.01	Regulation FD Disclosure

On June 1, 2021, Con Edison issued a press release regarding the Transaction. A copy of the press release is “furnished” as Exhibit 99 to this report pursuant to Item 7.01 of Form 8-K, and the information contained therein shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that section or deemed to be incorporated by reference into the company’s filings under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 2	Purchase and Sale Agreement, dated as of May 31, 2021 among Con Edison Gas Pipeline and Storage Northeast, LLC, Crestwood Pipeline and Storage Northeast LLC, as the Sellers, Stagecoach Gas Services LLC as the Company, Kinder Morgan Operating LLC “A” as Buyer, Con Edison Transmission, Inc. (solely for the limited purposes set forth therein) and Crestwood Midstream Partners LP (solely for the limited purposes set forth therein)

Exhibit 99	Press Release, dated June 1, 2021, furnished pursuant to Item 7.01 of Form 8-K

Exhibit 104	Cover Page Interactive Data File – The cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

By:	/s/ Joseph Miller
Joseph Miller
Vice President and Controller

Date: June 1, 2021